EXHIBIT 99.1

News For Immediate Release

Black Stone Minerals, L.P. Announces Leadership Change

HOUSTON, January 18, 2023 (BUSINESS WIRE) – Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone,” “BSM,” or “the Company”) today announced that Jeff Wood, the President, Chief Financial Officer, and Treasurer of Black Stone’s general partner, will leave the company effective February 28, 2023. Upon Mr. Wood’s departure, Evan Kiefer, who currently serves as Vice President, Finance and Investor Relations, will assume the role of Interim Chief Financial Officer and Treasurer.

Thomas L. Carter, Jr., Black Stone’s Chief Executive Officer and Chairman commented, “Jeff has been an integral part of our management team and our success as a public company since he joined us in 2016, shortly after our initial public offering. He has brought a high level of professionalism to our organization and helped to navigate us through some difficult times, including Covid and the accompanying downturn in the commodity markets.” Mr. Carter concluded, “On behalf of Black Stone’s Board and senior management team, I want to thank Jeff for his contributions to the Company, which is today in one of the strongest financial positions in its history.”

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.